UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 23, 2012

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On July 23, 2012, registrant issued a press release entitled “Halliburton Announces Second Quarter Earnings From Continuing Operations of $0.80 Per Diluted Share.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER EARNINGS
FROM CONTINUING OPERATIONS OF $0.80 PER DILUTED SHARE
•	Results include $20 million, after-tax, or $0.02 per diluted share, in strategic initiative costs
•	International revenue growth of 15% sequentially and 24% year over year

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the second quarter of 2012 was $745 million, or $0.80 per diluted share. This compares to income from continuing operations for the first quarter of 2012 of $635 million, or $0.69 per diluted share. First quarter reported results included $300 million ($191 million, after-tax, or $0.20 per diluted share) for an estimated loss contingency related to the Macondo well incident.

Halliburton’s consolidated revenue in the second quarter of 2012 was $7.2 billion, compared to $6.9 billion in the first quarter of 2012. Consolidated operating income was $1.2 billion in the second quarter of 2012, compared to $1.0 billion in the first quarter of 2012. All international regions experienced double-digit percentage revenue and operating income growth from the first quarter of 2012. North America margins were negatively impacted, however, by rising costs and pricing pressure in production enhancement services.

“I am pleased with our second quarter results, which set a new revenue record for the total company and all three of our international regions,” commented Dave Lesar, chairman, president and chief executive officer.

"We continue to be successful in executing our strategy of market share growth while maintaining a focus on industry-leading returns. From a global perspective, we achieved record revenues in eight of our product service lines, with four of them – Cementing, Completion Tools, Multi-Chem, and Testing and Subsea – generating record operating income as well.

“Consolidated revenue for the second quarter was up over 5% sequentially. The international rig count was up 3% during the quarter, compared to a 15% increase for our international revenues. North America rig count decreased 17%, while our North America revenues were essentially flat compared to the first quarter. Key strategic market share gains in international operations, continued capacity additions, and strong utilization contributed to this outperformance.

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Halliburton/Page 2

"Due to the annual spring break-up, the Canada rig count dropped 70% sequentially, while the United States rig count decreased 1%. We continued to see activity shift from natural gas to oil basins during the quarter. Oil and liquids-directed activity accounted for over 70% of the rig count at the end of the second quarter, while natural gas-directed rigs finished the quarter at a 12-year low.

“North America operating income decreased 19% from the first quarter, impacted by escalating costs associated with guar gum, a blending additive used in our hydraulic fracturing processes. Operating income was also impacted by the annual Canadian spring break-up, pricing pressure in hydraulic fracturing operations, and economic costs associated with equipment relocations, partially offset by improved Gulf of Mexico activity. We expect the guar cost and equipment relocation issues to subside as we enter 2013.

“In Latin America, revenue and operating income were up 13% sequentially, with only a 1% increase in rig count. Results were positively impacted by activity growth and pricing improvements in Venezuela and Mexico, as well as increased development of managed projects across the region. For the remainder of the year, we expect our margins for consulting and software services in Latin America to expand.

“In the Eastern Hemisphere our market share growth strategy is playing out as expected, as evidenced by the record revenues and improved margins achieved this quarter. Relative to a sequential rig count gain of 5%, Eastern Hemisphere revenue was up 15%. Compared to the second quarter of 2011, the Eastern Hemisphere rig count was up 8%, while revenue was up 23%. We continue to make progress in markets that had been negatively impacting our results and are optimistic about activity levels expanding in the second half of 2012.

“Europe/Africa/CIS had a strong recovery from the seasonal weather impact in the first quarter. The Europe and Eurasia areas as a whole are generating margins higher than our current Eastern Hemisphere average. Libya continues to recover, while the investments and restructuring efforts made last year in Africa continue to pay off.

“In Middle East/Asia, we recovered well from the seasonal weather experienced by Australia in the previous quarter and sales in China rebounded sharply from seasonally low levels in the first quarter. Compared to the second quarter of last year, operating income across the region was up 59%, highlighted by a 72% improvement in our Asia Pacific countries.

“Going forward, we intend to maintain our market leading position in North America, strengthen our international margins, and grow our market share in deepwater and in underserved international markets. The results for this quarter clearly demonstrate that our ongoing strategy is working. Additionally, we believe we are well-positioned to capture additional market share in the expanding international unconventional basins by leveraging our technology and expertise developed in North America,” concluded Lesar.

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Halliburton/Page 3

2012 Second Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the second quarter of 2012 was $4.5 billion, an increase of $170 million, or 4%, from the first quarter of 2012. Increased demand in oil and liquids-rich basins in the United States land market and strong Eastern Hemisphere growth more than offset the effects of the seasonal Canadian spring break-up.

C&P operating income in the second quarter of 2012 was $914 million, a decrease of $122 million, or 12%, from the first quarter of 2012. North America C&P operating income decreased $180 million, or 21%, from the first quarter of 2012, primarily due to increased costs associated with guar gum and pricing pressure in production enhancement services. Latin America C&P operating income was relatively flat compared to the first quarter of 2012, as increased activity in production enhancement services in Mexico was offset by higher costs in Mexico and Argentina. Europe/Africa/CIS C&P operating income increased $38 million, or 67%, from the first quarter of 2012 driven by increased activity and improved cost controls in Angola, improved completion tools results in Norway, and increased demand for cementing services in Russia. Middle East/Asia C&P operating income increased $21 million, or 40%, compared to the first quarter of 2012. This increase was primarily due to increased activity levels in Australia and higher production enhancement activity and completion tools sales in Qatar and Saudi Arabia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the second quarter of 2012 was $2.8 billion, an increase of $196 million, or 8%, from the first quarter of 2012, driven by greater demand for fluids in the Gulf of Mexico and higher drilling activity levels internationally.

D&E operating income in the second quarter of 2012 was $393 million, an increase of $25 million, or 7%, from the first quarter of 2012. North America D&E operating income decreased $24 million, or 13%, from the first quarter of 2012 primarily due to the Canadian spring break-up and migration of activity from natural gas to oil and liquids-rich basins. Latin America D&E operating income increased $17 million, or 25%, from the first quarter of 2012, primarily due to improved activity and pricing in Venezuela and increased wireline and testing and subsea activity in Mexico. Europe/Africa/CIS D&E operating income increased $24 million, or 60%, from the first quarter of 2012 as a result of wireline direct sales in Poland, higher activity in all product service lines in Kazakhstan, and increased demand for drilling services in Russia and Norway. Middle East/Asia D&E operating income increased $8 million, or 11%, from the first quarter of 2012, as higher sales in China were partially offset by increased costs in Iraq.

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Halliburton/Page 4

Corporate and Other
During the second quarter of 2012, Halliburton invested an additional $29 million, pre-tax, in strategic projects aimed at strengthening Halliburton’s North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort for the remainder of 2012.

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Halliburton/Page 5

Significant Recent Events and Achievements

•
Halliburton and Gazprom International announced they had signed a Strategic Cooperation Agreement for the development and implementation of new oil and natural gas technologies in global exploration and production projects. The agreement sets the framework for the ongoing exchange of information related to oil and natural gas technologies, for technical training to be provided to Gazprom International by Halliburton, and for the deployment of Halliburton technology on Gazprom International projects. The technologies will address areas including tight natural gas, deepwater, advanced software applications, and integrated workflows.

•
Halliburton was recognized by the 2012 Offshore Technology Conference's (OTC) Spotlight on New Technologies program for its EquiFlow® autonomous inflow control device (AICD). The EquiFlow® AICD addresses the problem of unwanted water or gas production and solves the inefficiency in current ICD designs. The OTC Committee chose the technology for the Spotlight award based on four criteria: innovation; proven full-scale application; broad interest and appeal for the industry; and significant benefit to the industry beyond existing technologies.

•
Halliburton reached a milestone in the realization of its Frac of the Future vision. In the second quarter, Halliburton rolled out the first production units of its new Q10™ pump to field operations where it joins our solar-powered SandCastle™ proppant storage units and our ROCC™ Remote Operation Command & Control Centers. The new Q10™ pump is the most versatile pump ever produced by Halliburton. It is designed to more efficiently meet the demands of horizontal shale, providing significantly enhanced performance and reliability while simultaneously reducing our footprint at the well site.

•
Halliburton has developed PermStimSM, a fluid to replace guar-based fracturing systems by providing a cleaner, more robust alternative that is designed to result in more cost-effective treatments and improved well performance. Conventional guar-based fluid systems have 10% or more insoluble residue that remains in the proppant pack and reduces the flow of hydrocarbons to the wellbore. The non-damaging characteristics of PermStimSM fluid is expected to help operators get better results from fracturing treatments. PermStimSM has been used successfully in over 40 wells in the Denver-Julesburg and Williston Basins at temperatures up to 300°F BHST.

•
Halliburton introduced the SperryDrill® XL/XLS and GeoForce® XL/XLS series motors to its fleet of positive displacement drilling motors. SperryDrill® and GeoForce® XL and XLS series motors offer novel downhole drilling motor technology for harsh drilling conditions and special applications such as air drilling, extended-reach drilling, and high-temperature drilling.

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Halliburton/Page 6

•
Halliburton announced an integrated suite of products and services to help operators develop reservoirs previously challenged by high equivalent circulating density (ECD) of the fluids used to drill and cement the well, which results from narrow margins between the pore pressure and the fracture gradient of the formation. Halliburton’s “Low ECD” solution helps increase operational efficiency while reducing formation damage and uses a range of technologies designed to minimize circulating and surge pressure. As part of this comprehensive solution, Halliburton has released the Low ECD Fluid Enhancement Package, VersaFlex® Low ECD System, and Commander™ 1000 Top-Drive Cementing Head.

•
Halliburton was awarded three Hart’s E&P Meritorious Engineering Achievement awards in 2012, as well as four Honorable Mentions. The Hart's Meritorious Award for Engineering Achievement honors the world's best new technologies and techniques for finding, drilling and producing oil and natural gas wells. The receipt of a meritorious engineering achievement award marks a company as a technology leader in the upstream oil and natural gas industry. Entries are judged by a panel of globally recognized industry experts on their innovation of concept or design; their ability to solve a real, practical oilfield problem; and their potential for improving profitability, safety, or efficiency. Awards were received for Halliburton’s CleanStream® service, Offshore Slop Unit, Tuned® Spacer V spacer fluid, RockStrong™ coring system, EquiFlow® autonomous inflow control device, Liner-Conveyed Gravel Pack System and Rigless E-Line Recompletion Solution.

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Halliburton/Page 7

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With over 70,000 employees in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended March 31, 2012, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2012	2011	2012
Revenue:
Completion and Production	$4,460	$3,618	$4,290
Drilling and Evaluation	2,774	2,317	2,578
Total revenue	$7,234	$5,935	$6,868
Operating income:
Completion and Production	$914	$918	$1,036
Drilling and Evaluation	393	324	368
Corporate and other	(106)	(81)	(381	)(a)
Total operating income	1,201	1,161	1,023
Interest expense, net of interest income of $2, $2, and $2	(80)	(63)	(74)
Other, net	(17)	(5)	(7)
Income from continuing operations before income taxes	1,104	1,093	942
Provision for income taxes	(357)	(352)	(304)
Income from continuing operations	747	741	638
Income (loss) from discontinued operations, net	(8)	–	(8)
Net income	$739	$741	$630
Noncontrolling interest in net income of subsidiaries	(2)	(2)	(3)
Net income attributable to company	$737	$739	$627
Amounts attributable to company shareholders:
Income from continuing operations	$745	$739	$635
Income (loss) from discontinued operations, net	(8)	–	(8)
Net income attributable to company	$737	$739	$627
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.81	$0.81	$0.69
Income (loss) from discontinued operations, net	(0.01)	–	(0.01)
Net income per share	$0.80	$0.81	$0.68
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.80	$0.80	$0.69
Income (loss) from discontinued operations, net	(0.01)	–	(0.01)
Net income per share	$0.79	$0.80	$0.68
Basic weighted average common shares outstanding	924	916	923
Diluted weighted average common shares outstanding	926	921	926

(a)	Includes, among other items, a $300 million, pre-tax, charge related to the Macondo well incident.

 See Footnote Table 1 for a list of significant items included in operation income.

 See Footnote Table 3 for adjusted total operating income excluding certain items.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2012		2011
Revenue:
Completion and Production	$8,750		$6,790
Drilling and Evaluation	5,352		4,427
Total revenue	$14,102		$11,217
Operating income:
Completion and Production	$1,950		$1,578
Drilling and Evaluation	761		554
Corporate and other	(487	)(a)	(157)
Total operating income	2,224		1,975
Interest expense, net of interest income of $4 and $3	(154)		(132)
Other, net	(24)		(9)
Income from continuing operations before income taxes	2,046		1,834
Provision for income taxes	(661)		(581)
Income from continuing operations	1,385		1,253
Loss from discontinued operations, net	(16)		(1)
Net income	$1,369		$1,252
Noncontrolling interest in net income of subsidiaries	(5)		(2)
Net income attributable to company	$1,364		$1,250
Amounts attributable to company shareholders:
Income from continuing operations	$1,380		$1,251
Loss from discontinued operations, net	(16)		(1)
Net income attributable to company	$1,364		$1,250
Basic income per share attributable to company
shareholders:
Income from continuing operations	$1.50		$1.37
Loss from discontinued operations, net	(0.02)		–
Net income per share	$1.48		$1.37
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$1.49		$1.36
Loss from discontinued operations, net	(0.02)		–
Net income per share	$1.47		$1.36
Basic weighted average common shares outstanding	923		915
Diluted weighted average common shares outstanding	926		920

(a)	Includes, among other items, a $300 million, pre-tax, charge related to the Macondo well incident.

 See Footnote Table 2 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	June 30	December 31
	2012	2011
Assets
Current assets:
Cash and equivalents	$2,172	$2,698
Receivables, net	5,674	5,084
Inventories	3,297	2,570
Other current assets	1,391	1,225
Total current assets	12,534	11,577

Property, plant, and equipment, net	9,363	8,492
Goodwill	1,986	1,776
Other assets	1,688	1,832
Total assets	$25,571	$23,677

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,113	$1,826
Accrued employee compensation and benefits	789	862
Other current liabilities	1,538	1,433
Total current liabilities	4,440	4,121

Long-term debt	4,820	4,820
Other liabilities	1,750	1,520
Total liabilities	11,010	10,461

Company shareholders’ equity	14,540	13,198
Noncontrolling interest in consolidated subsidiaries	21	18
Total shareholders’ equity	14,561	13,216
Total liabilities and shareholders’ equity	$25,571	$23,677

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended
	June 30
	2012	2011
Cash flows from operating activities:
Net income	$1,369	$1,252
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	791	651
Loss contingency for Macondo well incident	300	-
Other, primarily working capital	(1,325)	(515)
Total cash flows from operating activities	1,135	1,388

Cash flows from investing activities:
Capital expenditures	(1,651)	(1,423)
Sales of marketable securities	200	701
Purchases of marketable securities	(100)	(501)
Other	34	(20)
Total cash flows from investing activities	(1,517)	(1,243)

Cash flows from financing activities:
Dividends to shareholders	(167)	(165)
Other	25	80
Total cash flows from financing activities	(142)	(85)

Effect of exchange rate changes on cash	(2)	(20)
Increase (decrease) in cash and equivalents	(526)	40
Cash and equivalents at beginning of period	2,698	1,398
Cash and equivalents at end of period	$2,172	$1,438

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue by geographic region:	2012	2011	2012
Completion and Production:
North America	$3,167	$2,588	$3,182
Latin America	340	268	306
Europe/Africa/CIS	551	415	456
Middle East/Asia	402	347	346
Total	4,460	3,618	4,290
Drilling and Evaluation:
North America	973	857	986
Latin America	539	419	474
Europe/Africa/CIS	605	554	556
Middle East/Asia	657	487	562
Total	2,774	2,317	2,578
Total revenue by region:
North America	4,140	3,445	4,168
Latin America	879	687	780
Europe/Africa/CIS	1,156	969	1,012
Middle East/Asia	1,059	834	908

Operating income by geographic region:
Completion and Production:
North America	$691	$827	$871
Latin America	54	29	55
Europe/Africa/CIS	95	15	57
Middle East/Asia	74	47	53
Total	914	918	1,036
Drilling and Evaluation:
North America	166	170	190
Latin America	84	52	67
Europe/Africa/CIS	64	53	40
Middle East/Asia	79	49	71
Total	393	324	368
Total operating income by region:
North America	857	997	1,061
Latin America	138	81	122
Europe/Africa/CIS	159	68	97
Middle East/Asia	153	96	124
Corporate and other	(106)	(81)	(381)
Total operating income	$1,201	$1,161	$1,023

See Footnote Table 1 for a list of significant items included in operating income.

See Footnote Table 3 for adjusted total operating income excluding certain items.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
Revenue by geographic region:	2012	2011
Completion and Production:
North America	$6,349	$4,809
Latin America	646	508
Europe/Africa/CIS	1,007	816
Middle East/Asia	748	657
Total	8,750	6,790
Drilling and Evaluation:
North America	1,959	1,618
Latin America	1,013	791
Europe/Africa/CIS	1,161	1,064
Middle East/Asia	1,219	954
Total	5,352	4,427
Total revenue by region:
North America	8,308	6,427
Latin America	1,659	1,299
Europe/Africa/CIS	2,168	1,880
Middle East/Asia	1,967	1,611

Operating income (loss) by geographic region:
Completion and Production:
North America	$1,562	$1,441
Latin America	109	65
Europe/Africa/CIS	152	(11)
Middle East/Asia	127	83
Total	1,950	1,578
Drilling and Evaluation:
North America	356	288
Latin America	151	92
Europe/Africa/CIS	104	75
Middle East/Asia	150	99
Total	761	554
Total operating income by region:
North America	1,918	1,729
Latin America	260	157
Europe/Africa/CIS	256	64
Middle East/Asia	277	182
Corporate and other	(487)	(157)
Total operating income	$2,224	$1,975

    See Footnote Table 2 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	June 30, 2011		March 31, 2012
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Employee separation costs	$(5)	$(0.01)	$–	$–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Drilling and Evaluation:
Europe/Africa/CIS
Employee separation costs	(4)	–	–	–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Corporate and other:
Macondo-related charge	–	–	(300)	(0.20)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Employee separation costs	$–	$–	$(5)	$(0.01)
Libya reserve	–	–	(36)	(0.03)
Middle East/Asia
Employee separation costs	–	–	(1)	–
Drilling and Evaluation:
Europe/Africa/CIS
Employee separation costs	–	–	(4)	–
Libya reserve	–	–	(23)	(0.02)
Middle East/Asia
Employee separation costs	–	–	(1)	–
Corporate and other:
Macondo-related charge	(300)	(0.20)	–	–

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Adjusted Total Operating Income Excluding Certain Items
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Adjusted operating income by geographic region: (a) (b)	2012	2011	2012
Completion and Production:
North America	$691	$827	$871
Latin America	54	29	55
Europe/Africa/CIS	95	20	57
Middle East/Asia	74	48	53
Total	914	924	1,036
Drilling and Evaluation:
North America	166	170	190
Latin America	84	52	67
Europe/Africa/CIS	64	57	40
Middle East/Asia	79	50	71
Total	393	329	368
Adjusted operating income by region:
North America	857	997	1,061
Latin America	138	81	122
Europe/Africa/CIS	159	77	97
Middle East/Asia	153	98	124
Corporate and other	(106)	(81)	(81)
Adjusted total operating income	$1,201	$1,172	$1,323

(a)
Management believes that operating income adjusted for the first quarter of 2012 Macondo-related charge and the second quarter of 2011 employee separation costs is useful to investors to assess and understand operating performance, especially when comparing those results with previous or subsequent periods or forecasting performance for future periods, primarily because management views these items to be outside of the company’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish operational goals, including segment and region operational goals. The adjustments remove the effects of these expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, July 23, 2012, to discuss the second quarter 2012 financial results. The call will begin at 8:00 AM Central Time
(9:00 AM Eastern Time).

Halliburton’s second quarter press release will be posted on the Halliburton Web site at www.halliburton.com. Please visit the Web site to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1108. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s Web site for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1576151.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 24, 2012	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary